Citigroup Global Markets Holdings Inc.	February 25, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH2030 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Notes Linked to Gold Due March 1, 2022

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not guarantee any payments of interest and do not guarantee the full repayment of principal at maturity. Instead, the notes offer the potential for periodic contingent coupon payments during the first two years of their term and a payment at maturity that depend, in each case, on the performance of the commodity price of gold (the “underlying”).

▪	Potential for contingent coupon payments during first two years. The notes offer the potential for periodic contingent coupon payments during the first two years of their term. The notes will pay a contingent coupon payment on a contingent coupon payment date only if the commodity price of the underlying on the immediately preceding interim valuation date is greater than or equal to the initial commodity price. You may not receive any contingent coupon payments on the notes. In no event will any coupon payment be made on the notes after the first two years of their term.

▪	Payment at maturity based on the performance of the underlying. If the underlying appreciates from the initial commodity price to the final commodity price, you will receive a payment at maturity equal to the minimum payment at maturity specified below plus an amount equal to the stated principal amount multiplied by the commodity return, subject to the maximum payment at maturity. Because the minimum payment at maturity is 5.60% less than the stated principal amount, you will receive a positive return at maturity only if the final commodity price is greater than 105.60% of the initial commodity price. If the final commodity price is less than 105.60% of the initial commodity price, you will receive less than the stated principal amount of your notes at maturity, and if the final commodity price is less than or equal to the initial commodity price, you will receive only the minimum payment at maturity. Even if the underlying appreciates from the initial commodity price to the final commodity price by more than 5.60% so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In order to obtain the exposure to the underlying that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	Gold
Stated principal amount:	$1,000 per note
Pricing date:	February 25, 2019
Issue date:	February 28, 2019
Contingent coupon:	On each contingent coupon payment date, the notes will pay a contingent coupon equal to 0.75% of the stated principal amount of the notes if and only if the commodity price of the underlying on the immediately preceding interim valuation date is greater than or equal to the initial commodity price. If the commodity price of the underlying on any interim valuation date is less than the initial commodity price, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date.
Contingent coupon payment dates:	May 29, 2019, August 28, 2019, November 29, 2019, February 28, 2020, May 29, 2020, August 28, 2020, November 30, 2020 and February 26, 2021
Interim valuation dates:	May 23, 2019, August 23, 2019, November 25, 2019, February 25, 2020, May 26, 2020, August 25, 2020, November 24, 2020 and February 23, 2021, each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Final valuation date:	February 24, 2022, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	March 1, 2022
Payment at maturity:

For each $1,000 stated principal amount note you hold at maturity, you will receive an amount in cash determined as follows:

▪    If the final commodity price is greater than the initial commodity price:

The minimum payment at maturity + ($1,000 × the commodity return), subject to the maximum payment at maturity

▪    If the final commodity price is less than or equal to the initial commodity price: The minimum payment at maturity

If the final commodity price does not appreciate from the initial commodity price by at least 5.60%, your payment at maturity will be less than the stated principal amount per note. You should not invest in the notes unless you are willing and able to bear the risk of losing up to $56 per note.

Initial commodity price:	$1,331.05, the commodity price of the underlying on the pricing date
Final commodity price:	The commodity price of the underlying on the final valuation date
Minimum payment at maturity:	$944 per note (94.40% of the stated principal amount)
Maximum payment at maturity:	$1,194 per note
Commodity return:	(i) The final commodity price minus the initial commodity price, divided by (ii) the initial commodity price
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17326YFG6 / US17326YFG61
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000	$20	$980
Total:	$4,000,000	$80,000	$3,920,000

(1) On the date of this pricing supplement, the estimated value of the notes is $973.50 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fiduciary accounts is $980 per note.

(3) CGMI will receive an underwriting fee of up to $20 for each note sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $20 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

Hypothetical Examples of Contingent Coupon Payments

The hypothetical examples below illustrate how to determine whether a contingent coupon will be paid on a contingent coupon payment date.

Example 1—Commodity price of the underlying is greater than or equal to the initial commodity price. In this example, investors in the notes would receive a contingent coupon payment in the amount of $7.50 per $1,000 stated principal amount note on the related contingent coupon payment date.

Example 2—Commodity price of the underlying is less than the initial commodity price. As a result, investors in the notes would not receive a contingent coupon payment on the related contingent coupon payment date.

You are not assured of receiving any contingent coupon payment during the term of the notes

Hypothetical Examples of the Payment at Maturity on the Notes

The diagram below illustrates your payment at maturity for a range of hypothetical commodity returns.

Notes Linked to Gold Payment at Maturity Diagram

■ The Notes	■ The Underlying

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Citigroup Global Markets Holdings Inc.

The table and examples below illustrate various hypothetical payments at maturity assuming various hypothetical final commodity prices and resulting commodity returns. Your actual payment at maturity per note will depend on the actual initial commodity price, which will be determined on the pricing date, and the actual final commodity price and may differ substantially from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the notes. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final commodity price is greater than or less than the initial commodity price and by how much.

The table and examples below are based on a hypothetical initial commodity price of $100 and do not reflect the actual initial commodity price. For the actual initial commodity price, see the cover page of this pricing supplement. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payments on the notes will be calculated based on the actual initial commodity price, and not the hypothetical value used below.

Hypothetical Final Commodity Price	Hypothetical Commodity Return	Hypothetical Payment at Maturity per Note
$200.00	100.00%	$1,194.00
$175.00	75.00%	$1,194.00
$150.00	50.00%	$1,194.00
$140.00	40.00%	$1,194.00
$130.00	30.00%	$1,194.00
$125.00	25.00%	$1,194.00
$120.00	20.00%	$1,144.00
$110.00	10.00%	$1,044.00
$105.60	5.60%	$1,000.00
$105.00	5.00%	$994.00
$102.00	2.00%	$964.00
$101.00	1.00%	$954.00
$100.00	0.00%	$944.00
$99.00	-1.00%	$944.00
$98.00	-2.00%	$944.00
$95.00	-5.00%	$944.00
$90.00	-10.00%	$944.00
$80.00	-20.00%	$944.00
$70.00	-30.00%	$944.00
$60.00	-40.00%	$944.00
$50.00	-50.00%	$944.00
$25.00	-75.00%	$944.00
$0.00	-100.00%	$944.00

Example 1—Upside Scenario. The hypothetical final commodity price is $150 (a 50% increase from the initial commodity price), which is greater than the initial commodity price.

Payment at maturity per note = the minimum payment at maturity + ($1,000 × the commodity return), subject to the maximum payment at maturity of $1,194 per note

= $944 + ($1,000 × 50%), subject to the maximum payment at maturity of $1,194 per note

= $944 + $500, subject to the maximum payment at maturity of $1,194 per note

= $1,194

Because the underlying has appreciated from the hypothetical initial commodity price to the hypothetical final commodity price and the commodity return exceeds 25%, your payment at maturity in this scenario would be limited to the maximum payment at maturity. An investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying without a maximum payment at maturity.

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Citigroup Global Markets Holdings Inc.

Example 2—Downside Scenario A. The hypothetical final commodity price is $102 (a 2% increase from the hypothetical initial commodity price), which is greater than the hypothetical initial commodity price.

Payment at maturity per note = the minimum payment at maturity + ($1,000 × the commodity return), subject to the maximum payment at maturity of $1,194 per note

= $944 + ($1,000 × 2%)

= $944 + $20

= $964

Because the underlying appreciated by 2% from its hypothetical initial commodity price to its hypothetical final commodity price, which was less than the minimum appreciation of 5.60% required to receive a positive return on the notes, your payment at maturity per note would be less than the stated principal amount. In this scenario, investors would lose 3.60% of their initial investment per note.

Example 3—Downside Scenario B. The hypothetical final commodity price is $80 (a 20% decrease from the hypothetical initial commodity price), which is less than the hypothetical initial commodity price.

Payment at maturity per note = the minimum payment at maturity

= $944

In this scenario, because the underlying depreciated from the hypothetical initial commodity price to the hypothetical final commodity price, you would receive the minimum payment at maturity of $944 per note.

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Citigroup Global Markets Holdings Inc.

Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

In addition to the risk factors below, you should carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes and may lose up to 5.60% of your investment. You will receive a positive return on your investment in the notes only if the underlying appreciates from the initial commodity price to the final commodity price by more than 5.60%. If the final commodity price is less than the initial commodity price, you will receive only the minimum payment at maturity of $944 per note. In this circumstance, you will lose 5.60% of your initial investment. Even if the underlying appreciates, because the minimum payment at maturity is less than the stated principal amount, you will lose some of your investment unless the underlying appreciates by at least 5.60% over the term of the notes. If the underlying does not appreciate sufficiently from the initial commodity price to the final commodity price over the term of the notes, the overall return on the notes may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

▪	You may not receive any contingent coupon payments. A contingent coupon payment will be made on a contingent coupon payment date if and only if the commodity price of the underlying on the immediately preceding interim valuation date is greater than or equal to the initial commodity price. If the commodity price of the underlying on any interim valuation date is less than the initial commodity price, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date. You may not receive any contingent coupon payments on the notes. In no event will any coupon payment be made on the notes after the first two years of their term.

▪	Your potential return on the notes is limited. Your potential total return on the notes is limited by the maximum payment at maturity of $1,194 per note. The return on an investment in the notes may be less than a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying without a maximum payment at maturity.

▪	Your payment at maturity depends on the commodity price of the underlying on a single day. Because your payment at maturity depends on the commodity price solely on the final valuation date, you are subject to the risk that the commodity price on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the underlying or in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of the commodity prices of the underlying throughout the term of the notes, you might have achieved better a return.

▪	The return on the notes will be less than the commodity return even if the underlying has appreciated. Even if the underlying appreciates, because the minimum payment at maturity is less than the stated principal amount by 5.60%, the return on the notes will be less than the commodity return by 5.60%. As a result, you will not receive a positive return at maturity unless, and then only to the extent that, the commodity return is greater than 5.60%. If the underlying appreciates over the term of the notes, or if it depreciates by up to 5.60%, your return on the notes (disregarding any contingent coupon payments) will be less than the return you could have achieved on a direct investment in the underlying.

▪	Although the notes limit your loss at maturity to 5.60%, you may nevertheless suffer additional losses on your investment in real value terms if the underlying declines or does not appreciate sufficiently from the initial commodity price to the final commodity price. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments and that may be negative, is appropriate for you.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis.

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Citigroup Global Markets Holdings Inc.

Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the commodity price and volatility of the underlying and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Commodity price of the underlying. We expect that the value of the notes at any time prior to maturity will depend substantially on the commodity price of the underlying at that time. If the commodity price of the underlying decreases following the pricing date, the value of your notes will also likely decline, perhaps significantly. Even at a time when the commodity price of the

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Citigroup Global Markets Holdings Inc.

underlying is greater than the initial commodity price, the value of your notes may nevertheless be significantly less than the stated principal amount of your notes because of expectations that the commodity price of the underlying will continue to fluctuate over the term of the notes, among other reasons.

▪	Volatility of the commodity price of the underlying. Volatility refers to the magnitude and frequency of changes in the commodity price of the underlying over any given period. Any increase in the expected volatility of the commodity price of the underlying may adversely affect the value of the notes.

▪	Interest rates. We expect that the value of the notes will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the notes.

▪	Time remaining to maturity. At any given time, the value of the notes may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in the commodity price of the underlying over that period.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the notes.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the notes attributable to one or more of the other factors.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The market price of gold will affect the value of the notes. We expect that generally the value of the notes will depend in substantial part on the price of gold. The price of gold is primarily affected by the global demand for and supply of gold, but is also influenced significantly from time to time by speculative actions. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

▪	If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early for an amount that may result in a significant loss on your investment. See “Additional Terms of the Notes—Commodity hedging disruption event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the notes prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption valuation date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the notes and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Notes—Commodity hedging disruption event” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the notes set forth on the cover page of this pricing supplement. Accordingly, if a commodity hedging disruption event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the notes. Moreover, in determining the early redemption amount, the calculation agent will take into account the relevant event that has occurred, which may have a significant adverse effect on the commodity markets generally, resulting in an early redemption amount that is significantly less than the amount you paid for your notes. You may lose up to all of your investment.

The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the notes and had you been able instead to hold them to maturity. For example, the early redemption amount may be determined during a market disruption that has a significant adverse effect on the early redemption amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the notes been determined on the scheduled final valuation date rather than on the early redemption valuation date, you might have achieved a significantly better return.

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Citigroup Global Markets Holdings Inc.

▪	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to redeem the notes upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the notes.

In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the notes. Under the terms of the notes, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the notes.

▪	Distortions or disruptions of market trading in an underlying could adversely affect the value of and return on the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the commodity price of the underlying and, therefore, the value of and return on the notes. In addition, if a scheduled interim or final valuation date is not a scheduled trading day or a market disruption event occurs on that day with respect to the underlying, such interim or final valuation date will be subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement. If an interim or final valuation date is not postponed in these circumstances, the calculation agent will determine the commodity price of the underlying on such interim or final valuation date in its discretion. The calculation agent’s determination of the commodity price of the underlying in this circumstance may result in an unfavorable return on the notes.

▪	The offering of the notes does not constitute a recommendation of the underlying by CGMI or its affiliates or by the placement agents or their affiliates. You should not take the offering of the notes as an expression of our or the placement agents’ views or the views of our or their affiliates regarding how the underlying will perform in the future or as a recommendation to invest in the underlying , including through an investment in the notes. As we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions that conflict with an investment in the notes, including short positions with respect to the underlying. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives and financial resources.

▪	Our affiliates or the placement agents or their affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could adversely affect the commodity price of the underlying. CGMI and other of our affiliates, or the placement agents or their affiliates, may publish research from time to time relating to the underlying. Any research, opinions or recommendations provided by CGMI, the placement agents and other of our or their affiliates may influence the commodity price of the underlying, and they may be inconsistent with purchasing or holding the notes. CGMI, the placement agents and other of our or their affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Investors should make their own independent investigation of the underlying and the merits of investing in the notes.

▪	The commodity price of the underlying may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the notes, we have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions in the underlying or in instruments linked to the underlying and may adjust such positions during the term of the notes. We or our counterparties may also adjust this hedge during the term of the notes and close out or unwind this hedge on or before an interim valuation date or the final valuation date, which may involve, among other things, our counterparties purchasing or selling such underlying or other instruments. This hedging activity on or prior to the pricing date could potentially affect the commodity price of the underlying on the pricing date and, accordingly, potentially increase the initial commodity price, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes, including on or near the interim valuation dates or the final valuation date, could negatively affect the commodity price of the underlying on those dates and, therefore, adversely affect your return on the notes. This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, the placement agents or their affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your notes in a secondary market transaction.

CGMI, the placement agents and other of our or their affiliates may also trade the underlying and/or instruments linked to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the commodity price of the underlying on the interim valuation dates or the final valuation date and, therefore, adversely affect the performance of the notes.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the notes declines.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the notes. CGMI, the calculation agent for the notes, is an affiliate of ours and will determine the commodity price of the underlying on the interim valuation dates and the final valuation date and the amount owed to you on a contingent coupon payment date or at maturity. In addition, in certain circumstances CGMI may be required to exercise judgments in its capacity as calculation agent. In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. Such judgments could include, among other things:

▪	determining whether a market disruption event or a commodity hedging disruption event has occurred;

▪	if a market disruption event occurs on a scheduled valuation date, determining whether to postpone the valuation date;

▪	if a market disruption event occurs on a valuation date and the valuation date is not postponed, determining the commodity price of the underlying on that day;

▪	if a commodity hedging disruption event occurs, determining the early redemption amount; and

▪	If the London gold market discontinues trading in, or physical delivery of, the underlying or if the commodity price of the underlying is no longer made available by the LBMA or Bloomberg, selecting a successor market or successor price or, if none is selected, determining the commodity price of the underlying.

Any of these determinations made by CGMI, in its capacity as calculation agent, may adversely affect your return on the notes.

PS-9

Citigroup Global Markets Holdings Inc.

Additional Terms of the Notes

General

The terms of the notes are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes.

Determining the commodity price

The term “commodity price” means, on any date of determination, the official afternoon London gold price for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars per troy ounce, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM” (or any successor page determined by the calculation agent) on that date of determination, except as otherwise specified under “—Discontinuation of trading in, or physical delivery of, gold in the London gold market; alternative method of calculation” below; provided that if a market disruption event occurs on any valuation date and the valuation date is not postponed, the commodity price on the valuation date will be the calculation agent’s good faith estimate of the commodity price on the valuation date that would have prevailed but for the market disruption event.

Consequences of a market disruption event; postponement of a valuation date

We refer to each interim valuation date and the final valuation date as a “valuation date.”

If a market disruption event (as defined below) occurs on any scheduled valuation date, the calculation agent may, but is not required to, postpone the applicable valuation date to the earliest of (i) the next succeeding scheduled trading day on which a market disruption event does not occur, (ii) the fifth scheduled trading day immediately following the date that was originally scheduled to be such valuation date and (iii) the business day immediately preceding the maturity date.

If any scheduled valuation date is not a scheduled trading day, the applicable valuation date will be postponed to the earlier of (i) the next succeeding day that is a scheduled trading day and (ii) the business day immediately preceding the maturity date.

The term “scheduled trading day” means a day, as determined by the calculation agent, on which the London gold market is scheduled to open for purposes of determining the official afternoon London gold price.

The term “market disruption event” means:

•	a suspension, absence or material limitation of trading in the underlying in the London gold market or (b) futures or options contracts relating to the underlying on the relevant market for those contracts, in each case, as determined by the calculation agent;

•	any event that materially disrupts or impairs the ability of market participants to (a) effect transactions in, or obtain market values for, the underlying in the London gold market or (b) effect transactions in, or obtain market values for, futures or options contracts relating to the underlying on the relevant market for those contracts, in each case, as determined by the calculation agent;

•	the failure to open or the closure prior to the scheduled weekday closing time (without regard to after hours or any other trading outside of the regular trading session hours) of the London gold market on a scheduled trading day; or

•	the official afternoon London gold price is not determined by the relevant service provider or is not published by Bloomberg.

Contingent coupon payments

Each contingent coupon payment, if any, will be payable to the persons in whose names the notes are registered at the close of business on the business day immediately preceding the applicable contingent coupon payment date.

If the interim valuation date that immediately precedes a contingent coupon payment date is postponed, such contingent coupon payment date will be postponed to the third business day after such interim valuation date as postponed.

Postponement for non-business days

If any scheduled contingent coupon payment date or the scheduled maturity date is not a business day, any payment required to be made on such date will be made on the next succeeding business day. No interest will accrue as a result of any delay in payment.

PS-10

Citigroup Global Markets Holdings Inc.

Discontinuation of trading in, or physical delivery of, gold in the London gold market; alternative method of calculation

If the London gold market discontinues trading in, or physical delivery of, the underlying and the underlying is traded, or the physical delivery of the underlying is effectuated, on another exchange (a “successor market”) or if the commodity price of the underlying is no longer made available by the LBMA or Bloomberg and a price for the underlying is available from another source (a “successor price”), the calculation agent may, in its sole discretion, determine the commodity price of the underlying on any date of determination by reference to the fixing price of the underlying on that successor market or by reference to that successor price, as applicable, on that day.

Upon any selection by the calculation agent of a successor market or a successor price, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the notes.

If the London gold market discontinues trading in, or the physical delivery of, the underlying or if the commodity price of the underlying is no longer made available by the LBMA or Bloomberg prior to, and that discontinuation is continuing on, any date of determination, and the calculation agent determines, in its sole discretion, that no successor market or no successor price, as applicable, is available at that time, or if the calculation agent has previously selected a successor market and trading in, or the physical delivery of, the underlying is discontinued on that successor market prior to, and that discontinuation is continuing on, that date of determination, or if the calculation agent has previously selected a successor price and that successor price is no longer made available by its price source prior to that date of determination, then the calculation agent will determine the commodity price of the underlying for that date in good faith and in a commercially reasonable manner.

Notwithstanding these alternative arrangements, discontinuation of trading or physical delivery of the underlying on the London gold market or the unavailability of the commodity price of the underlying may adversely affect the value of the notes.

If at any time the method of calculating the commodity price of the underlying is changed in a material respect, or if the reporting thereof is in any other way modified so that the commodity price of the underlying does not, in the opinion of the calculation agent, fairly represent the value of the underlying, the calculation agent will, at the close of business in New York City on each day on which the commodity price of the underlying is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for the underlying. The calculation agent will cause written notice of those calculations and adjustments to be furnished to the holders of the notes.

Commodity hedging disruption event

If, on any day during the term of the notes up to but excluding the final valuation date, the calculation agent determines that a commodity hedging disruption event has occurred, we will have the right, but not the obligation, to redeem the notes, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date. A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date. The amount due and payable on the notes upon such redemption will be equal to the early redemption amount determined as of the early redemption valuation date.

A “commodity hedging disruption event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the notes, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

The “early redemption amount” will be the fair value of the notes determined by the calculation agent as of the early redemption valuation date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the notes and similar instruments, taking into account the commodity hedging disruption event that has occurred. In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable. The early redemption amount may result in a significant loss on your notes. See “Summary Risk Factors—If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early for an amount that may result in a significant loss on your investment” in this pricing supplement.

PS-11

Citigroup Global Markets Holdings Inc.

The “early redemption valuation date” is the early redemption notice date.

Under the terms of the notes, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or a commodity hedging disruption event has occurred; (ii) if a market disruption event occurs on a scheduled valuation date, determining whether to postpone the valuation date; (iii) if a market disruption event occurs on a valuation date and the valuation date is not postponed, determining the commodity price of the underlying on that day; and (iv) if a commodity hedging disruption event occurs, determining the early redemption amount. In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the notes.

Events of default and acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the payment at maturity, calculated as though the commodity price of the underlying on the date of such acceleration (subject to postponement as if the date of acceleration were the final valuation date) were the final commodity price.

In case of default in payment at maturity of the notes, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation agent

The calculation agent for the notes will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the notes. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

PS-12

Citigroup Global Markets Holdings Inc.

Information About Gold

For purposes of this pricing supplement, the commodity price of gold is the official afternoon LBMA Gold Price on that day. The LBMA Gold Price is determined through an auction process administered by ICE Benchmark Administration (“IBA”) and is a spot price of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars per troy ounce.

The London gold market is the principal global clearing center for over-the-counter gold bullion transactions. The LBMA is the principal representative body of the London gold market.

IBA provides the auction platform, methodology as well as overall independent administration of the electronic auction process of the LBMA Gold Price. The auction takes place twice daily at 10:30 a.m. and 3:00 p.m. London time and is set by a series of auction rounds where participants that have been accredited by the LBMA to contribute to the LBMA Gold Price input their buy and sell volume orders. The auction has an independent chairperson, appointed by IBA to determine the price for each round and ensure that the price responds appropriately to market conditions. The chairperson sets the starting price and the price for each round in line with current market conditions and the activity in the auction. Participants then enter buy and/or sell orders by volume (i.e., number of ounces). If the net volume of all participants falls within the pre-determined tolerance at the end of a round, the auction will be complete, with all volume tradable at that price.

Historical Information

The commodity price of gold on February 25, 2019 was $1,331.05.

The graph below shows the commodity price of gold for each day such value was available from January 2, 2014 to February 25, 2019. We obtained the commodity prices from Bloomberg L.P., without independent verification. You should not take the historical performance of gold as an indication of future performance.

Gold – Historical Commodity Prices January 2, 2014 to February 25, 2019

PS-13

Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying prospectus supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. The amount of interest you include in income in each taxable year based on the comparable yield will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes as determined under the projected payment schedule.

We have determined that the comparable yield for a note is a rate of 2.540%, compounded quarterly, and that the projected payment schedule with respect to a note consists of the following payments (subject to the applicable business day convention):

May 29, 2019	$3.900	February 28, 2020	$3.900	November 30, 2020	$3.700
August 28, 2019	$3.900	May 29, 2020	$3.700	February 26, 2021	$3.600
November 29, 2019	$3.900	August 28, 2020	$3.700	March 1, 2022	$1,047.199

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes (without regard to the adjustments described above) and decreased by prior payments according to the projected payment schedule. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior net interest inclusions on the note and as capital loss thereafter.

Non-U.S. Holders. Subject to the discussions regarding “—FATCA” in the accompanying prospectus supplement and below, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-14

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $20 for each note sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $20 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA plans”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit ERISA plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA plans, “plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or

PS-15

Citigroup Global Markets Holdings Inc.

“disqualified persons” under Section 4975 of the Code (in either case, “parties in interest”) with respect to such plans. As a result of our business, we, and our current and future affiliates, may be parties in interest with respect to many plans. Where we (or our affiliate) are a Party in Interest with respect to a plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a plan and its purchase and holding of the notes is not made on behalf of or with “plan assets” of any plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“similar laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable similar laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any similar laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable similar laws.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder’s investment in the notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the notes;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;

(iii)       any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)       our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

PS-16

Citigroup Global Markets Holdings Inc.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable similar laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement, or that such an investment is appropriate for plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

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Citigroup Global Markets Holdings Inc.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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